FDA FOLLOWS-UP ON FORM 483
NOTICE OF INSPECTIONAL OBSERVATIONS WITH WARNING LETTER
FRANKLIN LAKES, NJ, September 23, 2005 — ReGen Biologics, Inc. (OTCBB: RGBI), an orthopedic products company that develops, manufactures, and markets innovative tissue growth and repair products for the U.S. and global markets, today reported that it received a warning letter dated September 16, 2005 from the United States Food and Drug Administration (FDA). The warning letter was a follow-up to the FDA Form 483 notice of inspectional observations received by ReGen and, along with its response, was previously disclosed in the company’s second quarter 2005 SEC Form 10Q. ReGen’s written response to the warning letter will include its response to the Form 483 and it will be submitted to the FDA by October 7, 2005.
Gerald E. Bisbee, Jr., Ph.D., Chairman and Chief Executive Officer of ReGen Biologics, commented, “ReGen is firmly committed to obtaining pre-market approval of the CMI and to being in compliance with all procedures and regulations as we do so. In its response to the Form 483 and in separate communications with the FDA, ReGen has responded to the issues identified in the warning letter. Corrective actions have been initiated to address the observations made by the FDA and at this point in time most of the items have been completed. The company will continue to work diligently with the FDA to ensure that proper corrective actions are implemented to ensure the highest level of regulatory compliance.”
In accordance with standard procedure, we expect that the warning letter will be available on FDA’s website http://www.fda.gov/foi/warning.htm.

Contact:

Brion Umidi	Al Palombo
ReGen Biologics, Inc.	Cameron Associates
Chief Financial Officer	Investor Relations
201-651-3515	(212) 245-8800 Ext. 209
bumidi@regenbio.com	al@cameronassoc.com